Exhibit 5(d)

SCUDDER U.S. GOVERNMENT SECURITIES FUND

RECEIVED

Amended and Restated Establishment and
Designation of Classes of Shares	MAR 22 2005
of Beneficial Interest
( The “Instrument”)	SECRETARY OF THE COMMONWEALTH
CORPORATIONS DIVISION

The undersigned, being a majority of the Trustees of Scudder U.S. Government Securities Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 1 of Article III of the Amended and Restated Declaration of Trust dated May 27, 1994, as amended (the “Declaration of Trust”) have previously authorized and designated the shares of beneficial interest (the “Shares”) of the series of the Trust heretofore designated as Scudder U.S. Government Securities Fund (the “Fund”) as Class A Shares, Class B Shares, Class C Shares and Institutional Class Shares. The Trustees hereby amend the division of the authorized and unissued shares of the Series such that the authorized and unissued shares of the Series are divided into the five classes designated below in paragraph 1 (each a “Class” and collectively the “Classes”), each Class to have the special and relative rights specified in this Instrument subject always to the Declaration of Trust and to the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder:

     1. The Classes shall be designated as follows:

Class A shares
Class B shares
Class C shares
Institutional Class shares
Class M shares

     2. Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of Shares of the Fund, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Fund upon liquidation of the Fund, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

     3. Each Share of each Class of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Trust shall vote by individual series and not in the aggregate on any matter submitted to a vote of shareholders, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the “1940 Act”), or when the Trustees have determined that the matter affects only the interests of one or more series or classes, in which case only the shareholders of such series or classes shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

     4. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Fund may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

     5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of shareholders of such Class.

     6. Except as otherwise provided in this Instrument, the foregoing shall be effective as of the date hereof.

/s/ John W. Ballantine	/s/ Lewis A. Burnham

John W. Ballantine, Trustee	Lewis A. Burnham, Trustee

/s/ Donald L. Dunaway	/s/ James R. Edgar

Donald L. Dunaway, Trustee	James R. Edgar, Trustee

/s/ Paul K. Freeman	/s/ Robert B. Hoffman

Paul K. Freeman, Trustee	Robert B. Hoffman, Trustee

/s/ William McClayton	/s/ William N. Shiebler

William McClayton, Trustee	William N. Shiebler, Trustee

/s/ Robert H. Wadsworth	/s/ Shirley D. Peterson

Robert H. Wadsworth, Trustee	Shirley D. Peterson, Trustee

/s/ John G. Weithers
John G. Weithers, Trustee

Dated: March 9, 2005

Check # 4483

927374

MGL CHAPTER 182

CT

Merge	Y N
R/A	Y N
Cons.	Y N
Pr.Off
Tru